Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

INVESTOR RELATIONS CONTACT:

John Baldissera

BPC Financial Marketing

800-368-1217

FOR FURTHER INFORMATION CONTACT:

Timothy Cope – 952-449-7030

FOR IMMEDIATE RELEASE:

January 16, 2014

LAKES ENTERTAINMENT ANNOUNCES

STATUS UPDATE FORMER DEVELOPMENT PROJECT

MINNEAPOLIS, January 16, 2014 - Lakes Entertainment, Inc. (NASDAQ: LACO) announced that Penn National Gaming, Inc. (“Penn”) recently reported that the Jamul Indian Village of California (“Jamul”) and a wholly owned subsidiary of Penn announced the launch of construction activities at the site of the proposed $360 million Hollywood Casino Jamul on Jamul’s reservation in Jamul, California. Penn further reported that the Hollywood Casino Jamul, projected to open in late 2015, is expected to include a three-story gaming and entertainment facility of approximately 200,000 square feet, featuring over 1,700 slot machines, 50 live table games including poker, multiple restaurants, bars and lounges and an enclosed below grade parking structure with over 1,900 spaces.

Jamul currently owes Lakes $60 million related to loans made by Lakes to Jamul in prior years under agreements for a potential casino development. Pursuant to a subordination agreement that Lakes entered into with Penn and Jamul, interest on such debt will accrue at 4.25% after the Hollywood Casino Jamul opens. Lakes agreed that it will subordinate repayment of such debt until the senior financing is paid in full, but that current interest on the subordinated debt will be paid to Lakes on a quarterly basis when the Hollywood Jamul Casino opens so long as there is no default under the senior financing agreement. When the senior financing is paid in full, Lakes will receive repayment of its outstanding principal and interest. During 2012, Lakes entered into ten-year option agreement with Penn that grants Penn the right to purchase approximately 98 acres of land which Lakes owns adjacent to Jamul’s reservation land. The purchase price for the land is $7 million which increases annually by 1%.

Tim Cope, President and Chief Financial Officer of Lakes, stated, “It is encouraging to read Penn Gaming is planning to start their initial development activities on the Jamul Tribe’s casino. We continue to be supportive of the Tribe’s effort to achieve their long-term dream. Any future recovery of amounts due to us from the Tribe will positively impact our financial position since these amounts are not currently reflected on our books.”

About Lakes Entertainment

Lakes Entertainment, Inc. currently owns the Rocky Gap Casino Resort near Cumberland, Maryland. Lakes has an investment in Rock Ohio Ventures, LLC’s casino and racino developments in Ohio, and an investment in Dania Entertainment Center, LLC’s Dania Jai Alai fronton in Dania Beach, Florida.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, those relating to the inability to complete or possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; risks of entry into new businesses; reliance on Lakes' management and litigation costs. For more information, review the company's filings with the Securities and Exchange Commission.

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